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                                                                    EXHIBIT 12.1

     STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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
                                              Six Months                             Year Ended December 31
                                                Ended
                                               June 30
                                                 2001                2000            1999         1998         1997       1996
                                                                                     (in millions, except ratios)
                                           -----------------------------------------------------------------------------------------
Earnings

Income (Loss) Before Income Taxes             $  436.4          $    865.6        $ (165.5)   $    920.2    $   916.7   $  567.8
Fixed Charges                                     94.2               197.1           155.2         138.3        101.1       71.9
                                           -----------          ----------        --------    ----------    ---------   --------
Adjusted Earnings                             $  530.6          $  1,062.7        $  (10.3)   $  1,058.5    $ 1,017.8   $  639.7
                                           ===========          ==========        ========    ==========    =========   ========

Fixed Charges

Interest and Debt Expense                     $   87.0          $    181.8        $  137.8    $    119.9    $    84.9   $   58.5
Amortization of Deferred Debt Costs                1.2                 2.4             2.4           3.3          0.7          -
Portion of Rents Deemed
      Representative of Interest (a)               6.0                12.9            15.0          15.1         15.5       13.4
                                           -----------          ----------        --------    ----------    ---------   --------
Total Fixed Charges                           $   94.2          $    197.1        $  155.2    $    138.3    $   101.1   $   71.9
                                           ===========          ==========        ========    ==========    =========   ========

Ratio of Earnings to Fixed Charges                 5.6                 5.4            (0.1)          7.7         10.1        8.9
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(a) Generally deemed to be one-third of rental expense.